EXHIBIT 10.58
February 20, 2007
McDara P. Folan III
Dear Dara,
     This letter will confirm our understanding on the following matters.
     As Senior Vice President and Deputy General Counsel and a key member of the Law Department and the Company’s management team, it is important to ensure that you remain in your position during a critical period of time.
     Accordingly, if you remain actively employed by the Company until November 1, 2008, you will be eligible to receive a lump sum “Retention Bonus” payment of $75,000. Federal, state and other withholdings or deductions will apply to any retention bonus payment. The Retention Bonus will not be included in any benefit or retirement plan calculations. Payment will be made as soon as practical following November 1, 2008.
     If you voluntarily quit or are terminated for cause prior to your designated release date, you will not be eligible to receive the Retention Bonus described above. Your eligibility for the Retention Bonus will not be affected by an involuntary termination without cause prior to November 1, 2008.
     It is important that you understand that the terms and conditions of these matters arc confidential and may only be shared with others on a need-to-know basis.
     By your signature below, you acknowledge and agree that this letter is not an employment contract and that nothing obligates the Company to employ you for any specific term.

Sincerely,
/s/ E. Julia Lambeth
E. Julia Lambeth
EVP and General Counsel

Acknowledged and accepted this 20th day of February, 2007.
Employee Signature: /s/ McDara P. Folan III